Financial Contact:	Patrick Davidson (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON ANNOUNCES RECORD FOURTH QUARTER
AND 19th CONSECUTIVE RECORD YEAR
Company Surpasses $5 Billion in Revenue

        Milwaukee, Wis., January 20, 2005 — Harley-Davidson, Inc. (NYSE: HDI) today announced record revenue and earnings for its fourth quarter and year ended December 31, 2004. Revenue for the quarter was $1.22 billion compared with $1.16 billion in the year-ago quarter, a 5.4 percent increase. Net income for the quarter was $209.0 million compared to $182.4 million, an increase of 14.5 percent over 2003. Fourth quarter diluted earnings per share (EPS) was 71 cents, an 18.3 percent increase compared with last year’s 60 cents.

        Revenue for the full year was $5.02 billion, compared with $4.62 billion in 2003, an 8.5 percent increase. Net income for the year was $889.8 million, a 16.9 percent increase versus last year’s $760.9 million, while diluted EPS for the full year was $3.00, a 20.0 percent increase compared with $2.50 in 2003.

        “Once again Harley-Davidson achieved record revenue and earnings, making 2004 the nineteenth consecutive record year for the Company,” said Jeffrey L. Bleustein, Chairman and Chief Executive Officer. “We focused on exceeding the impressive results of our 100th Anniversary year by increasing motorcycle availability to improve customer satisfaction and by stimulating interest among prospective customers. U.S. retail sales for Harley-Davidson motorcycles increased more than 7 percent over last year, demonstrating that the dream of owning a Harley-Davidson® motorcycle remains extremely powerful,” said Bleustein.

        “Our fourth quarter retail sales of Harley-Davidson motorcycles were up 6.7 percent in the U.S. over the same period in 2003 and up 14 percent in international markets,” he said.

        “We expect to continue to grow in 2005 and ship 339,000 Harley-Davidson motorcycles during the year to support that growth. This is consistent with our established goals of satisfying demand for 400,000 motorcycles in 2007 and generating an annual earnings growth rate in the mid-teens,” said Bleustein.

Motorcycles and Related Products Segment – Fourth Quarter Results

        Revenue from Harley-Davidson® motorcycles was $992.6 million, an increase of $47.3 million or 5.0 percent over the same period last year. Shipments of Harley-Davidson motorcycles totaled 80,587 units, an increase of 3,531 units or 4.6 percent over last year’s fourth quarter.

Harley-Davidson, Inc. - 4th Quarter 2004 Press Release Text - page 1

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $157.9 million, an increase of $16.9 million, or 12.0 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes™ apparel and collectibles, totaled $54.9 million, an increase of $4.2 million or 8.2 percent.

        Gross margin was 37.8 percent of revenue, up from 35.9 percent in the prior year. Gross margin was favorably impacted primarily by manufacturing efficiencies and foreign currency exchange rates. Consistent with the higher gross margin, operating margin increased from 21.5 percent in 2003 to 23.0 percent in 2004.

Motorcycle Retail Sales Data

        Retail sales of Harley-Davidson motorcycles for the year 2004 grew 7.1 percent in the U.S. and 1.5 percent internationally compared with the prior year. Retail sales of Harley-Davidson motorcycles grew in many of the Company’s international markets. However, overall retail sales in Europe decreased 5.3 percent.

        “In response to the current market conditions and the strong Euro, Harley-Davidson is reducing suggested retail prices in 2005 on select motorcycle models in our European markets. This will make our motorcycles more affordable to a broader range of customers,” said Bleustein.

Financial Services Segment

        Harley-Davidson Financial Services, Inc. (HDFS), a subsidiary of Harley-Davidson, Inc., reported fourth quarter operating income of $39.2 million, up $5.4 million or 15.9 percent compared to the year-ago quarter.

        The segment’s performance was driven by continued strong marketplace acceptance of its finance and insurance products as well as positive foreign currency exchange.

        Annualized credit losses net of recoveries on a managed portfolio basis were 0.81 percent during the year. This is better than the Company’s stated target of 1 percent.

Harley-Davidson, Inc. — Twelve Month Results

        For the fiscal year ended 2004, total Harley-Davidson motorcycle shipments were 317,289 units compared with 291,147 units in 2003, a 9.0 percent increase. Harley-Davidson motorcycle revenue was $3.93 billion, an increase of $306.7 million or 8.5 percent.

        P&A revenue totaled $781.6 million, a $68.8 million or 9.7 percent increase, while General Merchandise revenue totaled $223.7 million, a $12.3 million or 5.8 percent increase compared with 2003.

        Full year operating income for HDFS was $188.6 million, an increase of $20.7 million or 12.3 percent compared to 2003.

Cash Flow – Twelve Month Results

        As of December 31, 2004, cash and marketable securities were $1.61 billion. During the year the Company invested $213.6 million in capital expenditures, repurchased 10.6 million shares of Company stock for $564.1 million, paid $119.2 million in dividends and increased cash and marketable securities by $289.4 million.

Harley-Davidson, Inc. - 4th Quarter 2004 Press Release Text - page 2

Stock Option Accounting

        In December 2004, the Financial Accounting Standards Board issued new rules requiring companies to recognize the expense of stock option grants in their income statements. Although the new rules are not effective until the Company’s third quarter of 2005, the Company will implement this change in accounting as of January 1, 2005. If the Company had elected to expense stock options in 2004 under the new standard, the effect would have been a $22.5 million pretax charge. The Company expects a similar charge in 2005.

2005 and Beyond

        In addition to the previously stated motorcycle unit shipment goal, the Company expects growth in all of its product lines. Harley-Davidson expects the growth rate for P&A revenues to be slightly higher than the motorcycle unit growth rate, and the General Merchandise growth rate is expected to be lower than the motorcycle unit growth rate. The Company expects the HDFS growth rate to be slightly higher than the Company’s motorcycle unit growth rate.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected supply chain issues, (v) sell all of the Harley-Davidson motorcycles it plans to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (ix) adjust to worldwide economic and political conditions, and (x) successfully manage the credit quality of HDFS’s loan portfolio.

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        In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, natural causes, terrorism or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

TABLES FOLLOW

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Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003
Net revenue	$1,220,997	$1,158,070	$5,015,190	$4,624,274
Gross profit	461,422	416,026	1,899,535	1,665,566
Operating expenses	180,672	167,488	710,016	668,677

Operating income from
motorcycles & related products	280,750	248,538	1,189,519	996,889
Financial services income	66,224	62,743	305,262	279,459
Financial services expense	27,018	28,906	116,662	111,586

Operating income from financial services	39,206	33,837	188,600	167,873
Corporate expenses	3,757	3,475	16,628	15,498

Total operating income	316,199	278,900	1,361,491	1,149,264
Investment income and other, net	7,775	3,936	17,995	16,771

Income before provision for taxes	323,974	282,836	1,379,486	1,166,035
Provision for income taxes	115,012	100,406	489,720	405,107

Net income	$208,962	$182,430	$889,766	$760,928

Earnings per common share:
Basic	$0.71	$0.60	$3.02	$2.52
Diluted	$0.71	$0.60	$3.00	$2.50
Weighted-average common shares:
Basic	294,014	302,244	295,008	302,271
Diluted	295,406	304,404	296,852	304,470

Harley-Davidson, Inc. - 4th Quarter 2004 Press Release Financial Tables - page 1

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	Dec 31, 2004	Dec 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,089,249	$812,449
Marketable securities	522,819	510,211
Accounts receivable, net	121,333	112,406
Finance receivables, net	1,207,124	1,001,990
Inventories	226,893	207,726
Other current assets	98,854	84,345

Total current assets	3,266,272	2,729,127
Finance receivables, net	905,176	735,859
Other long-term assets	1,311,845	1,458,102

Total assets	$5,483,293	$4,923,088

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued expenses	$677,255	$631,468
Current portion of finance debt	495,441	324,305

Total current liabilities	1,172,696	955,773
Finance debt	800,000	670,000
Other long-term liabilities	142,278	212,179
Postretirement health care benefits	149,848	127,444
Shareholders' equity	3,218,471	2,957,692

Total liabilities and shareholders' equity	$5,483,293	$4,923,088

Harley-Davidson, Inc. - 4th Quarter 2004 Press Release Financial Tables - page 2

Harley-Davidson, Inc.
Net Revenue and Motorcycle
Shipment Data

	Three Months Ended		Twelve Months Ended
	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$992,611	$945,292	$3,928,232	$3,621,488
Buell® motorcycles	15,519	20,079	79,029	76,064
Parts & Accessories	157,906	141,020	781,621	712,829
General Merchandise	54,884	50,730	223,712	211,388
Other	77	949	2,596	2,505

	$1,220,997	$1,158,070	$5,015,190	$4,624,274

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	68,902	63,944	260,607	237,656
Export	11,685	13,112	56,682	53,491

Total	80,587	77,056	317,289	291,147

Motorcycle product mix:
Touring	25,052	22,106	93,305	82,577
Custom	38,035	38,146	154,163	151,405
Sportster®	17,500	16,804	69,821	57,165

Total	80,587	77,056	317,289	291,147

BUELL UNITS
Motorcycle shipments:
Buell	2,064	2,610	9,857	9,974

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Year-to-date Heavyweight (651+ cc)
Motorcycle Retail Registrations (Units),
data through month indicated

	2004	2003	% change
United States
- H-D (December)	244,539	228,393	7.1%
- Industry (December)	494,045	461,154	7.1%
Europe
- H-D (December)	24,594	25,966	-5.3%
- Industry (November)	332,706	318,428	4.5%
Japan
- H-D (December)	11,893	11,802	0.8%
- Industry (November)	40,309	42,068	-4.2%

Only Harley-Davidson® motorcycles are included in the Harley-Davidson (H-D) data.

Data for Europe includes registrations in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and United Kingdom.

Data Sources: (subject to update)
United States: Motorcycle Industry Council
Europe: Company reports, Giral S.A.
Japan: Industry sources

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